                                                            EXHIBIT 99(a)(5)(YY)

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

----------------------------------------x
                                        :
SIMON PROPERTY GROUP, INC.,
SIMON PROPERTY ACQUISITIONS, INC.,      :
AND RANDALL J. SMITH,
                                        :
                       Plaintiffs,
                                        :
               - against -
                                        :    CIVIL ACTION NO. 02-74799
TAUBMAN CENTERS, INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA        :    JUDGE VICTORIA A. ROBERTS
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,      :
ALLAN J. BLOOSTEIN, JEROME A.
CHAZEN, AND S. PARKER GILBERT.          :

                      Defendants.       :

                                        :
----------------------------------------x

              BRIEF OF SPG PLAINTIFFS IN OPPOSITION TO DEFENDANTS'
                   MOTION TO SUSPEND INJUNCTION PENDING APPEAL

                                        Carl H. von Ende (P21867)
                                        Todd A. Holleman (P57699)
                                        MILLER, CANFIELD, PADDOCK &
                                          STONE, P.L.C.
                                        150 West Jefferson, Suite 2500
                                        Detroit, Michigan 48226-4415
                                        Telephone: (313) 963-6420
                                        Facsimile: (313) 496-7500

                                        WILLKIE FARR & GALLAGHER
                                        787 Seventh Avenue
                                        New York, New York 10019
                                        Telephone: (212) 728-8000
                                        Facsimile: (212) 728-8111

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                                     TABLE OF CONTENTS

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
TABLE OF AUTHORITIES.....................................................................ii

STATEMENT OF THE ISSUES PRESENTED........................................................iv

CONTROLLING OR MOST APPROPRIATE AUTHORITIES...............................................v

PRELIMINARY STATEMENT.....................................................................1

INTRODUCTION..............................................................................1

ARGUMENT..................................................................................5

   A. The Standards Under Fed. R. Civ. P. 62(c)...........................................5

   B. Defendants Have Not Established A Likelihood of Reversal On Appeal, Nor "Serious
      Questions Going to the Merits.".....................................................7

     1.   The Court Correctly Found That The 33.6% Controlling Block of Shares
          May Not Be Voted Unless A Majority of Disinterested Shareholders Confer
          Voting Rights On Those Shares In Accordance With The Control Share Act..........7

     2.   The Court Correctly Found That The Meeting Delay Amendment Had No
          Compelling Justification And Was Designed To Interfere With Shareholder
          Voting Rights...................................................................9

   C. Defendants Have Failed to Establish That They Will Suffer Irreparable Harm
      If A Stay is Not Granted...........................................................11

   D. A Stay Will Injure Other Parties Interested in the Proceeding......................18

   E. A Stay Is Not In The Public Interest...............................................19

CONCLUSION...............................................................................20
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                                            TABLE OF AUTHORITIES

CASES

BLASIUS INDUSTRIAL INC. V ATLAS CORP, 564 A.2d 651 (Del. Ch. 1988)........................................10

BOND PURCHASE, L.L.C., V. PATRIOT TAX CREDIT PROPERTIES, L.P., C.A. No. 16643-NC,
      1999 Del. Ch. LEXIS 170 (1990)......................................................................15

CAMBRIDGE PLATING CO., INC. V. NAPCO, INC., 85 F.3d 752 (1st Cir. 1996)...................................10

COLUMBIA PICTURES INDUS., INC. V.  KERKORIAN, No. CIV. A. 6334,
      1980 WL 268104 (Del. Ch. Dec. 16, 1980).............................................................15

EDGAR V. MITE CORP., 457 U.S. 624 (1981)..................................................................18

FULLMER V. MICHIGAN DEP'T OF STATE POLICE, 207 F. Supp. 2d 663 (E.D. Mich. 2002)...........................5

GAF V. MILSTEIN, 453 F.2d 709 (2d Cir. 1971)...............................................................7

HOMAC INC. V. DSA FINANCE CORP., 661 F. Supp. 776 (E.D. Mich. 1987).......................................17

IN RE HOLLY FARMS CORP. SHAREHOLDERS LITIG., Civ. A. No. 10350,
      1989 WL 25810 (Del. Ch. Mar. 22, 1989)..............................................................14

L.P. ACQUISITION CO. V. TYSON, 772 F.2d 201 (6th Cir. 1985)...............................................18

MENTOR GRAPHICS CORP. V. QUICKTURN DESIGN SYSTEMS, INC., 728 A.2d 25 (Del. Ch. 1998)......................11

MICHIGAN COALITION OF RADIOACTIVE MATERIAL USERS, INC. V. GRIEPENTROG,
      945 F.2d 150 (6th Cir. 1991).......................................................5, 6, 10-11, 16, 17

NERKEN V. SOLAREX CORP., No. 6788 ,1982 WL 8785 (Del. Ch. April 30, 1982).................................14

SCHNELL V. CHRIS-CRAFT INDUS. INC., 285 A.2d 437 (Del. 1971)..............................................11

PLANT INDUS. INC. V. BERGMAN, 490 F. Supp. 265 (S.D.N.Y. 1980)............................................14

UNION PACIFIC CORP. V. SANTA FE PACIFIC CORP., Civ. A. Nos. 13778, 13587,
      1994 WL 586924 (Del. Ch. Oct. 18, 1994 )............................................................14

WASHINGTON MET. AREA TRANSIT COMMISSION V. HOLIDAY TOURS, INC.,
      559 F.2d 841 (D.C. Cir. 1977).......................................................................17

                                       ii
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
STATUTES AND COURT RULES

Fed. R. Civ. P. 7.........................................................................................10

Fed. R. Civ. P. 62(c)......................................................................................5

Ind. Code 23-1-42-1........................................................................................7

Mich. Comp. Laws Section 450.1790 ET SEQ...................................................................1

Mich. Comp. Law. Section 450.1791..........................................................................7

15 U.S.C. Section 78m(d)...................................................................................8

17 C.F.R. Section 240.13d-5(b)(1)..........................................................................8

 OTHER AUTHORITIES

11 Charles A. Wright, Arthur Miller & Mary Kane, FEDERAL PRACTICE & PROCEDURE, Section 2904
      (2d ed. 2003)........................................................................................6

5 Charles A. Wright, Arthur Miller & Mary Kane, FEDERAL PRACTICE AND PROCEDURE Section 1192
      (2d ed. 2003).......................................................................................10

                                       iii
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                        STATEMENT OF THE ISSUE PRESENTED

          1. Whether this Court should suspend the injunction issued in an Opinion and Order dated May 8, 2003, pending defendants' appeal to the United States Court of Appeals for the Sixth Circuit where (1) defendants are unlikely to prevail on the merits of the appeal, (2) defendants will not suffer any harm, much less irreparable harm by the denial of a stay, (3) granting of a stay would be tantamount to an injunction against shareholders of TCI from exercising their voting rights, and (4) the public interest counsels strongly in favor of assuring exercise of the shareholder franchise and respecting corporate democracy.

          The SPG Plaintiffs say no.

                                       iv
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                   CONTROLLING OR MOST APPROPRIATE AUTHORITIES

BLASIUS INDUS. INC. V ATLAS CORP, 564 A.2d 651 (Del. Ch. 1988)

FULLMER V. MICHIGAN DEP'T OF STATE POLICE, 207 F. Supp.2d 663 (E.D. Mich. 2002)

MICHIGAN COALITION OF RADIOACTIVE MATERIAL USERS, INC. V. GRIEPENTROG, 945 F.2d 150 (6th Cir. 1991)

UNION PACIFIC CORP. V. SANTA FE PACIFIC CORP., Civ. A. Nos. 13778, 13587, 1994 WL 586924 (Del. Ch. Oct. 18, 1994)

Fed. R. Civ. P. 62(c)

Mich. Comp. Laws Section 450.1790 ET SEQ.

15 U.S.C. Section 78m(d)

17 C.F.R. Section 240.13d-5(b)(1)

Official Comments to Ind. Code 23-1-42-1

                                        v
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                              PRELIMINARY STATEMENT

          Plaintiffs Simon Property Group, Inc. and Simon Property Acquisitions, Inc. (collectively "SPG") submit this brief in opposition to defendants' motion to suspend injunction pending appeal. Defendants seek to suspend this Court's preliminary injunction granted in an Amended Opinion and Order entered on May 8, 2003 (the "Order"), which ordered that (i) none of the 33.6% of the outstanding voting stock of Taubman Centers, Inc. ("TCI" or the "Company") outlined in defendants' November 14, 2002 Schedule 13D/A can be voted unless voting rights are conferred on those shares in accordance with the Michigan Control Share Acquisitions Act (the "Control Share Act"), Mich. Comp. Laws 450.1790 ET SEQ., and (ii) defendants are enjoined from enforcing the December 20, 2002 amendment to the TCI bylaws (the "Meeting Delay Amendment") and must, instead, honor the provision in place immediately prior to the amendment.

                                  INTRODUCTION

          Defendants' motion is based on nothing more than threats, accusations and scare tactics. No sooner was the ink dry on the Court's May 8 Order when defendants issued a press release calling the basis for the ruling on the Control Share Act "outlandish" and excoriating the ruling as "so wrong." (Ex. A, attached hereto.) Thus, the disrespect the Taubmans have shown for their shareholders since last October has now extended to this Court.

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          Defendants' brief is replete with overblown rhetoric, with references to claimed adverse effects on "hundreds of jobs,"(1) the "life or death of the Company,"(2) the loss of hundreds of millions of dollars in revenues from speculative business deals, and so on. Defendants speak of the publicly-traded shares of TCI being "forcibly acquired" by SPG before appeal at $20 per share (the all-time high for the Company's stock price), and of the "untenable" position the Board would be in if it had to put the Company up for auction. These assertions raise serious questions about defendants' credibility -- defendants have repeatedly told the shareholders that the Company is not for sale, and that the SPG offer is futile. In fact, the actions taken by the Taubmans to date have demonstrated that they will take whatever steps to ensure that "their" company is NOT put up for auction. It is plain at this stage of the proceedings just how desperate the Taubmans are in their refusal to allow TCI's shareholders an opportunity to decide their own economic future.

          None of defendants' overblown assertions can withstand scrutiny. The Court's rulings on the Control Share Act and the Meeting Delay Amendment were correct on the merits, and defendants cannot demonstrate a likelihood of reversal on appeal, much less a showing of "strong likelihood" of reversal. In particular, defendants' central contention that no "acquisition" of a 33.6% controlling block of shares occurred at the time of the 13D filing in November 2002 ignores the fact that under settled 13D law and rules, a "group" acquires all shares of each

----------

(1)  Defs.' Br. at 2, 17.

(2)  Defs.' Br. at 14.

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member of the group upon formation of the group. And the new materials submitted by defendants regarding adoption of the Meeting Delay Amendment merely confirm the Court's finding that this amendment was, indeed, a defensive reaction to the SPG tender offer having no purpose other than to frustrate shareholder voting rights. The "spin" put on the amendment in the board minutes submitted by defendants--that the amendment was merely intended to "create an orderly Board controlled process" for holding a shareholder meeting -- is self-serving nonsense.

          Nor will defendants be irreparably harmed if the injunction is maintained through appeal. Defendants misleadingly characterize the injunction as the death knell for the Company, conveniently ignoring the fact that the injunction is not against the Company but against the Taubman family voting group and the directors the family obviously controls. The injunction does not threaten the Company itself, only the family's control and domination of it.

          All the injunction does is permit TCI's shareholders to VOTE on whether to amend the Company's charter to make the Excess Share Provision inapplicable to SPG and Westfield(3), and prevent defendants from making it more difficult for shareholders to exercise their voting rights by delaying a meeting called to vote on such an amendment. The injunction does not guarantee the outcome of any such vote, it does not "force" TCI's common shareholders (99% of

----------

(3) The Excess Share Provision in TCI's Articles of Incorporation generally prevents anyone from acquiring in excess of 8.23% of the value of the outstanding capital stock of TCI; an acquisition in excess of this amount voids AB INITIO any voting rights attached to the acquired shares.

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whom are public) to tender to SPG/Westfield(4) and thus it does not guarantee acceptance of the SPG tender offer -- only an opportunity for shareholders to accept it. And the injunction does not prevent the TCI Board from putting up the Company for a fair public auction today, tomorrow or indeed after the injunction is affirmed.

          The injunction also does not irrevocably strip the Taubman family of voting rights for their Series B Preferred Stock, since they can restore those voting rights as long as they get 51% of the disinterested shareholders to agree to do so. And finally, the injunction does not impede the running of the day-to-day business of TCI. It prevents (at least for the time being) the Taubman family, as SHAREHOLDERS, from voting their Series B Preferred Stock, but it does nothing to interfere with the management or operation of the business. The notion that retail tenants will not deal with defendant "lame ducks" is unsupported speculation -- and even if true, it would remain true throughout the appeal whether or not the injunction is stayed. A stay will serve no purpose other than to give the Taubmans an opportunity to falsely claim victory (yet again) in another press release.

          In order to further allay any unfounded fears as to the effect of the injunction, SPG is willing to commit that it will not effectuate a merger involving TCI until the appeal is decided. This commitment is, however, conditioned on maintenance of the STATUS QUO during the pendency of the appeal -- that is, the defendants agreeing, or being ordered, not to take any

----------

(4) Consistent with federal tender offer rules, the SPG/Westfield offer permits tendering shareholders to withdraw their previously tendered shares at any time prior to expiration of the offer. (SPG App. at A6) ("Can I withdraw my previously tendered shares?").

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further actions that will have the effect of impeding or interfering with the
SPG/Westfield offer during the pendency of the appeal. It is also conditioned on the Sixth Circuit granting expedited treatment of the appeal as defendants have indicated they intend to seek.

                                    ARGUMENT

     A.   THE STANDARDS UNDER FED. R. CIV. P. 62(c)

          A motion to stay an injunction pending appeal is governed by Rule 62(c) of the Federal Rules of Civil Procedure. Courts in this circuit consider the following factors in determining whether to issue the stay: "(1) whether the stay applicant has made a strong showing that he is likely to succeed on the merits; (2) whether the applicant will be irreparably injured absent a stay; (3) whether issuance of the stay will injure the other parties interested in the proceeding; and (4) where the public interest lies." FULLMER V. MICHIGAN DEP'T OF STATE POLICE, 207 F. Supp.2d 663, 664 (E.D. Mich. 2002) (citations omitted).

          In balancing these factors "the probability of success that must be demonstrated is inversely proportional to the amount of irreparable injury that [the stay applicant] will suffer absent the stay." MICHIGAN COALITION OF RADIOACTIVE MATERIAL USERS, INC. V. GRIEPENTROG, 945 F.2d 150, 153 (6th Cir.
1991); FULLMER, 207 F. Supp.2d at 664. Thus, "even if a movant demonstrates irreparable harm that DECIDEDLY OUTWEIGHS ANY POTENTIAL HARM TO THE DEFENDANT if a stay is granted, he IS STILL REQUIRED TO SHOW, AT A MINIMUM, 'SERIOUS QUESTIONS GOING TO THE MERITS.'" MICHIGAN COALITION, 945 F.2d at 153-4 (citations omitted) (emphasis added); SEE ALSO FULLMER, 207 F. Supp.2d at 664.

          In evaluating the irreparable harm that might occur absent a stay, the Sixth Circuit has expressly stated:

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          [W]e generally look to three factors (1) the
          substantiality of the injury alleged; (2) the likelihood of its occurrence; and (3) the adequacy of the proof provided .... In addition, the harm
          alleged MUST BE BOTH CERTAIN AND IMMEDIATE, RATHER
          THAN SPECULATIVE OR THEORETICAL .... In order to
          substantiate a claim that irreparable injury is likely to occur, a movant MUST PROVIDE SOME EVIDENCE THAT THE HARM HAS OCCURRED IN THE PAST AND IS LIKELY TO OCCUR AGAIN. Of course, in order for a reviewing court to adequately consider these four factors, the movant must address each factor, regardless of its relative strength, PROVIDING SPECIFIC FACTS AND AFFIDAVITS SUPPORTING ASSERTIONS THAT THESE FACTORS EXIST.

MICHIGAN COALITION, 945 F.2d at 153-154 (citations omitted) (emphasis added). The Sixth Circuit has quoted with approval the following statement by the Supreme Court on the element of irreparable harm:

          [T]he key word in this consideration is
          IRREPARABLE. Mere injuries, however substantial, in terms of money, time and energy necessarily expended in the absence of a stay, are not enough. The possibility that adequate compensatory or other corrective relief will be available at a later date, in the ordinary course of litigation, weighs heavily against a claim of irreparable harm.

MICHIGAN COALITION, 945 F.2d at 154 (quoting SAMPSON V. MURRAY 415 U.S. 61, 90
(1974)) (emphasis in original). As Wright & Miller conclude, "[b]ecause the burden of meeting this standard [irreparable injury] is a heavy one, more commonly stay requests will not meet this standard and will be denied." 11 Charles A. Wright, Arthur Miller & Mary Kane, FEDERAL PRACTICE & PROCEDURE,
Section 2904 (2d ed. 2003).

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     B.   DEFENDANTS HAVE NOT ESTABLISHED A LIKELIHOOD OF REVERSAL ON APPEAL,
          NOR "SERIOUS QUESTIONS GOING TO THE MERITS."

          1. The Court Correctly Found That The 33.6% Controlling Block of Shares May Not Be Voted Unless A Majority of Disinterested Shareholders Confer Voting Rights On Those Shares In Accordance With The Control Share Act.

          The Court correctly held that the Taubman family's formation of a group in November 2002, together with their friends and associates, to vote their combined 33.6% voting power against the SPG/Westfield offer constituted a control share acquisition within the meaning of the Control Share Act. First, the Court's finding that a "group" was formed with the filing of the Schedule 13D/A is unassailable. As the Court found, "[t]he family formed a group and stated its intentions to combine its holdings with the shares obtained through the Voting Agreements, amassing the ability to block the Simon takeover." (Order at 40.)

          Second, the Court correctly held that the termination of the voting agreements between Robert Taubman and certain family friends holding 3% of TCI's voting power did nothing to alter the conclusion that a group had been formed in November 2002 to oppose the SPG offer. (Order at 43.)

          Third, the Court correctly rejected defendants' contention that only an acquisition of new shares can constitute a control share acquisition. The Act "speaks not only in terms of the acquisition of ownership of shares, but also of the power to direct the exercise of voting power with respect to shares." (Order at 39.) SEE Mich. Comp. Law. Section 450.1791. In addition, citing the seminal case of GAF V. MILSTEIN, 453 F.2d 709 (2d Cir. 1971), the Court correctly noted that a "group" under the federal securities laws is deemed to be an entity "separate and

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distinct from its members," so that the group could only have gained voting power over the group-held shares upon formation of the group. (Order at 40.)

          This conclusion is also compelled by SEC Rule 13d-5, which provides that "when two or more person agree to act together ... the group formed thereby shall be DEEMED to have ACQUIRED ... all equity securities ... owned by any such persons." 17 C.F.R. Section 240.13d-5(b)(1) (SPG App. at A1418). Rule 13d-5 was, in turn, specifically cited and adopted by the Indiana Commentary on the Indiana Control Share Act (SPG App. at A1421, Official Comments to Ind. Code 23-1-42-1). As the Court correctly noted (and as defendants themselves have argued), the Indiana Commentary provides authoritative guidance for interpretation of the Michigan Control Share Act. (Order at 40-41.) Thus, under settled law, upon the formation of the group outlined in the 13D/A, the group is deemed to have acquired the entire 33.6% voting power held by individual members of the group. This was a control share acquisition.

          Defendants' assertion that SPG lacks standing to bring suit under the Control Share Act can readily be rejected. SPG's claim under the Act is a statutory claim, not a common law claim for breach of fiduciary duty. SPG is a current shareholder of TCI seeking to enjoin the future voting of shares in contravention of the Control Share Act. Thus, SPG is a shareholder of TCI at precisely the time of the alleged wrong. Its standing is no greater, but no lesser, than any other current TCI shareholder on this claim.

          Lastly, defendants' claim that there was no "consideration" for the acquisition of control shares by the group is belied by the text of the 13D/A, which clearly sets forth the purpose of the formation of the group -- to thwart the SPG offer. The group members' mutual

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understanding and agreement toward that end, even if informal, is plainly sufficient consideration under the Act.

          In sum, in ruling on the Control Share Act claim, the Court did no more than follow settled law and commentary as well as common sense. There is no likelihood of reversal of this ruling.

          2. The Court Correctly Found That The Meeting Delay Amendment Had No Compelling Justification And Was Designed To Interfere With Shareholder Voting Rights.

          The Court also correctly struck down the Meeting Delay Amendment as an improper interference with the shareholder franchise. Defendants claim that the Meeting Delay Amendment issue was not before the Court, but they are wrong: both the Amended Complaint and the Second Amended Complaint were explicit in claiming that the "Meeting Delay Amendment is a breach of fiduciary duty by the board" that "impede[s] and interfere[s] with the ability of the Company's shareholders to exercise the right to vote." (Second Am. Compl. PARA 85.) Plaintiffs also sought a declaration that the amendment is "null and void and of no further force and effect." (ID. at PARA 87.) In addition, plaintiffs requested that the Court "enjoin[] the Director Defendants from enforcing or applying the Meeting
Delay Amendment...." (ID. at PARA 94.) Defendants cannot seriously contend that they did not have "notice" that plaintiffs sought to have the Meeting Delay Amendment enjoined, particularly because the SPG Plaintiffs AMENDED THEIR COMPLAINT specifically to add the Meeting Delay Amendment claim and a request for an

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injunction on that claim.(5) Both the Court and the parties were clearly "on notice" that the Meeting Delay Amendment was subject to challenge.(6)

          The Court correctly concluded that the Meeting Delay Amendment was a defensive measure whose primary purpose was to make it "more difficult for shareholders to exercise their voting rights." (Order at 35.) Defendants did not offer any justification, much less a "compelling justification" for the Meeting Delay Amendment. BLASIUS INDUS. INC. V ATLAS CORP., 564 A.2d 651 (Del. Ch.
1988). It is undisputed that the Meeting Delay Amendment, adopted just four days after SPG announced its intention to call a special meeting of shareholders, took the power to schedule a special meeting out of the hands of the public shareholders and placed it with the incumbent TCI board. (Order at 35.) Based on these facts, the Court determined that "the [Meeting Delay Amendment] effectively makes it more difficult to call a special meeting, which in turn, makes it more difficult for shareholders to vote...."

----------

(5) SPG's January 31, 2003 motion for preliminary injunction sought all relief "the Court deems fair and equitable." (Mem. of Law In Supp. of SPG Pls.' Mot. for a Prelim. Inj. at 25.) Furthermore, SPG Plaintiffs argued that the amended bylaw was part of defendants' scheme of continuous wrongs directed at SPG and TCI shareholders. (Reply Mem. of Law in Supp. of SPG Pls.' and Randall Smith's Mot. for a Prelim. Inj. at 10.) Before its ruling, the Court was also provided by defendants with a blacklined copy of the bylaws reflecting the December 20, 2002 amendment. SEE Letter dated May 1, 2003 from Bruce L. Segal to Ms. Linda Vertriest.

(6) Rule 7 of the Federal Rules of Civil Procedure and L.R. 7.1(c)(2) are designed to ensure that the Court and parties have notice of the grounds for relief. CAMBRIDGE PLATING CO., INC. V. NAPCO, INC., 85 F.3d 752, 760 (1st Cir.
1996). "When a motion is challenged for lack of particularity the question is 'whether any party is prejudiced... or whether the court can comprehend the basis for the motion and deal with it fairly.'" ID. (citing REGISTRATION CONTROL SYS. INC. V. COMPUSYSTEMS, INC., 922 F.2d 805, 808 (Fed. Cir. 1990)). SEE ALSO 5 Charles A. Wright, Arthur Miller & Mary Kane, FEDERAL PRACTICE AND PROCEDURE Section1192 (2d ed. 2003).

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(ID.) Applying well-settled law, this Court enjoined enforcement of the Meeting
Delay Amendment finding that the defendants enacted it primarily to interfere with the effectiveness of a shareholder vote without a compelling justification. (ID.) (citing BLASIUS INDUS. INC. V ATLAS CORP., 564 A.2d 651 (Del. Ch. 1988)). SEE ALSO SCHNELL V. CHRIS-CRAFT INDUS. INC., 285 A.2d 437 (Del. 1971)

          Defendants' post-injunction justifications for the Meeting Delay Amendment ring hollow. Defendants' submission of a December 18, 2002 lawyers' memorandum (selectively redacted) and minutes of the December 20, 2002 TCI board meeting (portions of which were hidden from SPG during discovery) are heavily peppered with self-serving statements designed to create a litigation record. These documents simply confirm that the Meeting Delay Amendment WAS TARGETED AT SPG.(7)

     C. DEFENDANTS HAVE FAILED TO ESTABLISH THAT THEY WILL SUFFER IRREPARABLE HARM IF A STAY IS NOT GRANTED

          As set forth by the Sixth Circuit in MICHIGAN COALITION, any evaluation of irreparable harm should examine "(1) the substantiality of the injury alleged; (2) the likelihood of

----------

(7) By contrast, in MENTOR GRAPHICS CORP. V. QUICKTURN DESIGN SYSTEMS, INC., 728 A.2d 25 (Del. Ch. 1998), cited by defendants (Defs.' Br. at 8), the bylaw amendment was justified on the grounds that it was necessary to allow the target board "sufficient time to adequately inform itself about [the target company], its business, and its true value," and also "to allow stockholders sufficient time to consider alternatives, BEFORE THE BOARD DECIDED TO SELL THE COMPANY to any acquiror." ID. at 36 (emphasis added). No such justification was offered by defendants here, nor could it have been: the TCI board had already decided, prior to adoption of the Meeting Delay Amendment, to reject the SPG offer as "inadequate" and had concluded that the Company was not for sale. The Meeting Delay Amendment was designed purely and simply to thwart SPG because the Taubmans do NOT want to sell the company.

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its occurrence; and (3) the adequacy of the proof provided." MICHIGAN COALITION
OF RADIOACTIVE MATERIAL USERS, INC. V. GRIEPENTROG, 945 F.2d 150, 153 (6th Cir.
1991). "In addition, the harm alleged must be both certain and immediate, rather than speculative or theoretical." MICHIGAN COALITION, 945 F.2d at 153-154.

          Defendants assert that absent a stay there will be no "meaningful appellate review" because the failure to grant the stay "will end the Company's existence as a publicly-traded corporation" and will lead to the "forcible" acquisition of shares "by SPG before appeal." (Defs.' Br. at 5, 15). These contentions are completely unfounded. This Court has simply held that (i) 33.6% of the outstanding voting stock of TCI outlined in defendants' November 14, 2002
Schedule 13D/A cannot be VOTED unless voting rights are conferred on those shares in accordance with the Control Share Act, and (ii) defendants are enjoined from enforcing the Meeting Delay Amendment and that the bylaws in effect prior to December 20, 2002 should be given effect.

          TCI's shareholders should be allowed to vote their shares while the Sixth Circuit resolves the issues on appeal. Defendants will suffer no irreparable harm if the public shareholders are allowed to vote at a special meeting during the appeal (indeed, the Taubmans can seek to restore voting rights to their shares at the meeting, thereby mooting the appeal on the Control Share Act claim). If the Sixth Circuit affirms the May 8 Order, defendants will not be irreparably harmed. If the Sixth Circuit reverses the May 8 Order, any vote on the Excess Share Provision at which the enjoined 33.6% block is not permitted to vote can simply be set aside and treated as a nullity.

          Assuming there is no stay of the May 8 Order, SPG expects the following to occur: once SPG's and Westfield's revised preliminary proxy materials receive clearance from

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

the SEC -- they were filed with the SEC today -- SPG and Westfield will solicit TCI shareholders for the purpose of calling a special meeting to amend the Excess Share Provision. The solicitation process could take a number of weeks. If SPG and Westfield are successful in obtaining proxies from holders of 25% of shares entitled to vote, they will then be able to call a special meeting on not less than 10 days (and not more than 60 days) notice. SEE TCI Bylaws Sections 1.03, 1.04 (in effect prior to December 20, 2002) (attached as TCI 0011269-270 to the letter of Bruce L. Segal dated May 1, 2003). At that special meeting, the shareholders will vote on whether to amend TCI's Charter to provide that the Excess Share Provision does not apply to SPG or Westfield. In other words, the only event on the relatively immediate horizon is A MEETING OF SHAREHOLDERS AND A SHAREHOLDER VOTE.

          Defendants themselves say there is no guarantee that 25% of the shareholders will support the calling of a special meeting or that a shareholder vote on the Excess Share Provision would be in SPG's and Westfield's favor. In opposing the injunction, defendants argued to this Court that "[t]he fact that shareholders tendered their stock, which can always be revoked, is hardly indicative of the way those shareholders would vote EITHER TO CALL A MEETING OR AT A MEETING if SPG ever does solicit proxies." (Defs.' Br. in Opp. to Pls.' Mot. for a Prelim. Inj. at 41 n.37) (emphasis added).

          Defendants will not be irreparably harmed by allowing the common shareholders to call a special meeting and vote their shares. Quite the opposite. The practical effect of a stay of the Court's May 8 Order would be to "enjoin" the shareholders from calling a special meeting under the old bylaws and exercising their voting rights to amend the Charter. It would in effect "strip" them of their voting rights and the benefit of the Court's ruling. If the Order is stayed and the 33.6% controlling block is allowed to vote, the outcome of the vote would be a foregone conclusion and there would be no point to holding it. And if enforcement of the amended bylaw is stayed, the board will be able to delay the special meeting for months. In either event, as a practical matter, SPG's efforts to convene a special meeting will be stymied and TCI shareholders will be denied their right to vote unencumbered by the defendants' unlawful maneuvers.

          In injunction cases involving contests for corporate control, courts routinely allow the shareholder vote to proceed, on the basis that the results of the vote can always be nullified if a court later finds that there are grounds for setting aside the vote. The same principle militates in favor of allowing TCI's shareholders to vote pending the Sixth Circuit's determination of whether the 33.6% block of shares controlled by the Taubman family and friends have voting rights under the Control Share Act. SEE, E.G., UNION PACIFIC CORP.
V. SANTA FE PACIFIC CORP., Civ. A. Nos. 13778, 13587, 1994 WL 586924 at *1 (Del. Ch. Oct. 18, 1994) (refusing to enjoin shareholders from voting because "if a shareholder vote were taken and shareholders rejected [merger], no judicial action would be needed... [a]ssuming (arguendo) that the vote was tainted ... then the shareholders' vote could be judicially nullified after the meeting. Any judicially nullified shareholder approval could not have the legal effect of
'vesting' irremediable rights...."); IN RE HOLLY FARMS CORP. SHAREHOLDERS
LITIG., Civ. A. No. 10350, 1989 WL 25810 at *11 (Del. Ch. Mar. 22, 1989) ("I
will enjoin completion of the merger if it be approved, but will not enjoin holding of the vote."); PLANT INDUS. INC. V. BERGMAN, 490 F. Supp. 265, 271 (S.D.N.Y. 1980) (lack of irreparable injury where election can be voided after the fact); NERKEN V. SOLAREX CORP., No. 6788, 1982 WL 8785 at *2 (Del. Ch. Apr. 30, 1982) ("[T]here is considerable reluctance on the part of this Court to enjoin an actual meeting of shareholders itself as opposed to enjoining the consummation of some action taken at such a meeting in the event that it receives the necessary vote."); COLUMBIA PICTURES INDUS., INC. V. KERKORIAN, No. CIV. A. 6334, 1980 WL 268104 at *1 (Del. Ch. Dec. 16, 1980) ("[a] court should be extremely reluctant to enjoin the convening of a meeting of stockholders and will do so only on rare occasions such as on a showing of fraud....").

          Once SPG obtains SEC clearance to solicit proxies, and if SPG succeeds in obtaining proxies from 25% of the shareholders, and a special meeting is then called, and if the Company's shareholders in turn vote in favor of amending the Charter, then (and only then) will SPG and Westfield be in a position to effectuate the merger. Assuming an expedited appeal to the Sixth Circuit, it is not clear that SPG and Westfield could even be in a position to complete the merger before the Sixth Circuit rules.

          Furthermore, there is no guarantee that the tender offer will be consummated. Contrary to defendants' assertion, no shareholder is "forced" to tender to SPG/Westfield and whether shareholders elect to do so will depend on whether, at the time, the $20 per share all cash offer is the best alternative on the table.(8) If a better bid emerges before consummation of

----------

(8) SEE BOND PURCHASE, L.L.C., V. PATRIOT TAX CREDIT PROPERTIES, L.P., C.A. No. 16643-NC, 1999 Del. Ch. Lexis 170 (1990), where the Delaware Chancery Court refused to stay its injunction requiring defendants to produce a shareholder list to a potential acquiror, even though its disclosure would further consummation of the tender offer. The BOND court rejected defendants' arguments that failure to stay the injunction would moot its appeal, in part because, under the offer, "investors are left free to decide independently whether to respond to any prospective overture, sell in the secondary market or hold their units." ID. at *29.

the SPG/Westfield tender offer, shareholders will be free to accept that offer. And if, as defendants claim, an auction of the company would produce an offer of between $25 to $30 per share (Defs. Br. at 3), then defendants are free (perhaps even obliged) to maximize shareholder value by conducting a free and fair public auction, REGARDLESS OF WHETHER THE ORDER IS AFFIRMED OR REVERSED OR WHETHER THE INJUNCTION IS STAYED PENDING APPEAL. In truth, defendants' allusions to an auction are a smokescreen: the reality is that defendants have been saying for the past seven months that the Company is not for sale, and the Taubmans have no intention whatsoever of allowing TCI to be sold. SEE, E.G., Taubman press release issued May 1, 2003 (board's alleged belief that maximum value will not "be realized by selling the Company at this time.")

          Finally, even if the tender offer is consummated, effectuation of the merger of TCI into SPG would take time and, as set forth in the tender offer document, would be subject to a number of conditions and variables. (SPG App. at
A35) ("the timing and details of the Proposed Merger will depend on a variety of factors and legal requirements...."). There is virtually no chance that a merger could take place before an expedited appeal is resolved.

          Defendants' further speculative assertions that they will suffer monetary harm of hundreds of millions of dollars because they MIGHT not obtain leases from retail tenants at a leasing convention in Las Vegas in two weeks borders on the frivolous. Mall retail tenants primarily look to the LOCATION, QUALITY AND RENT OF any potential space, not the identity of the landlord. If a retailer wants to locate in one of TCI's current malls and can secure a favorable long-term lease, it is not going to be deterred by the possibility that at some future date SPG and Westfield acquire all the outstanding common stock of the Company and thereafter effectuate a merger. In fact, the notion that TCI's potential tenants would eschew a desirable lease because of the prospect that SPG and Westfield might become their landlord some day ignores the reality that TCI, SPG and Westfield share many of the same tenants. (As defendants acknowledge, SPG is a competitor of TCI (Defs.' Br. at 16), a reflection of the fact that they share and compete for many of the same tenants). Indeed, SPG is the largest retail REIT in the nation and owns and manages many high quality malls, so any insinuation that "high class" tenants will not want to lease with SPG is utterly false. And even if tenants were reluctant to deal with TCI as "lame ducks," as to which there is no proof, that reluctance would stem from the prospect of defendants' losing their appeal, separate and apart from whether a stay is or is not granted. Simply put, defendants' assertion that failure to grant a STAY will create great financial injury is, under the standards established in MICHIGAN COALITION, insubstantial, unlikely, inadequately proven, uncertain, speculative and theoretical. MICHIGAN COALITION, 945 F.2d at 153-154.

          But in any event, absent a stay, defendants will not suffer any harm, much less irreparable harm, in light of SPG Plaintiffs' assurances that if SPG and Westfield do receive the requisite shareholder approval to amend the Charter with respect to the Excess Share Provision, they nonetheless will not seek effectuate a merger until the Sixth Circuit resolves the appeal. In other words, SPG commits that it will not, as defendants state, "merge the Company into SPG" (Defs.' Br. at 1) pending a resolution of the Sixth Circuit appeal.(9) SPG's assurance is

----------

(9) In light of this assurance, defendants' cases involving companies being "put out of business" before the appeal is heard (WASHINGTON MET. AREA TRANSIT COMM'N V. HOLIDAY TOURS, INC., 559 F.2d 841 (D.C. Cir. 1977)) or where the eggs cannot be "unscrambled" because the company has been "taken over" (HOMAC INC. V. DSA FIN. CORP., 661 F. Supp. 776 (E.D. Mich. 1987)) are inapposite.

conditioned on maintenance of the STATUS QUO during the pendency of the appeal, that is, defendants agreeing, or being ordered, not to take any further actions that will have the effect of impeding or interfering with the SPG/Westfield offer -- such as further bylaw amendments, appointments of directors, share repurchases, or extraordinary transactions outside the ordinary course of business -- during the pendency of the appeal. It is also conditioned on an expedited briefing in the Sixth Circuit as defendants have indicated they intend to seek.

     D.   A STAY WILL INJURE OTHER PARTIES INTERESTED IN THE PROCEEDING

          This Court has already found that a "shareholder's right to vote his/her shares is to be vigorously protected absent a compelling justification for impeding or otherwise frustrating that right." (Order at 44.) Furthermore, the Court has already ruled that SPG will be harmed -- both as a shareholder and a tender offeror -- if the Taubman family is allowed to vote its shares to block shareholders from considering the SPG/Westfield offer. (ID.) SPG will clearly be injured if the shareholders cannot vote to amend the charter to make the Excess Share Provision inapplicable to SPG and Westfield, and the shareholders themselves, who own 99% of TCI, will be harmed if they cannot vote on such an amendment.

          Defendants' argument that SPG would not be harmed by a "modest delay in proceeding with its tender offer" (Defs.' Br. at 17) misses the point. It is well established that delay is the "most potent weapon" against a tender offer. EDGAR V. MITE CORP., 457 U.S. 624, 638 n.12 (1981); L.P. ACQUISITION CO. V. TYSON, 772 F.2d 201, 208-9 (6th Cir. 1985). Thus, TCI's shareholders should be permitted to vote on amending the Excess Share Provision, in furtherance of the tender offer, so that, if the shareholders vote to amend the Charter, SPG and

Westfield can be in a position to effectuate a merger upon a favorable ruling from the Sixth Circuit.

     E.   A STAY IS NOT IN THE PUBLIC INTEREST.

          This Court has ruled that "the public interest is served in ensuring that corporate democracy is respected." (Order at 44.) Allowing shareholders to exercise their voting rights is clearly in the public interest. Defendants' assertion that "[h]undreds of jobs and a substantial number of the Company's business transactions" (Defs.' Br. at 2) will be irreparably affected if SPG consummates a merger is unsupported hyperbole. These and the rest of defendants' speculative parade of horribles should be disregarded. And lest it be forgotten, the Taubman group can always solicit their own proxies for a vote at the special meeting to confer voting rights on their shares. If consummation of the SPG/Westfield offer would be as damaging to TCI as defendants claim, the Taubmans should be able to make that case in a free and fair election.

                                   CONCLUSION

          For all the foregoing reasons, defendants' motion to suspend the injunction pending appeal should be denied.(10)

Dated: May 12, 2003

                                        MILLER, CANFIELD, PADDOCK &
                                         STONE, P.L.C.

                                        By: /s/ Carl H. von Ende
                                            ------------------------------------
                                               Carl H. von Ende (P21867)
                                               Todd A. Holleman (P57699)
                                        150 West Jefferson, Suite 2500
                                        Detroit, Michigan  48226-4415
                                        Telephone: (313) 963-6420
                                        Facsimile: (313) 496-7500


                                        WILLKIE FARR & GALLAGHER
                                        787 Seventh Avenue
                                        New York, New York  10019
                                        Telephone: (212) 728-8000
                                        Facsimile: (212) 728-8111

                                        Attorneys for SPG Plaintiffs

DELIB:2415473.1\121245-00001

DRAFT 05/12/03 4:02 PM

----------

(10) In the event a stay is granted, SPG submits that an appeal bond of $325 million would be appropriate in light of the approximately $6.50 per share spread between the SPG/Westfield offer price and the price of TCI before the offer, times approximately 50 million public common shares of TCI. Of course, any such bond should be put up by the Taubman family for whose benefit the appeal is being prosecuted, not with Company funds that belong to the public shareholders.